CLARK, WILSON
BC's Law Firm for BusinessReply Attention of

Our File No. 25941-0001 / D/LKY/460661.1

October 17, 2003

Javakingcoffee, Inc.
(formerly Titan Web Solutions, Inc.)
187 Edward Crescent
Port Moody, British Columbia
V3H 3J8

Dear Sirs:

Re: Registration Statement on Form SB-2

We have acted as counsel to Titan Web Solutions, Inc., a Nevada corporation (the "Company"), in connection with the filing of a Registration Statement on Form SB-2 (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of 3,500,000 shares of common stock of the Company, par value $0.001 per share (the "Shares") for resale by the selling shareholders listed in the Registration Statement.

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. As a result of our review, subject to the assumptions stated above and relying on the statements of fact contained in the documents we have examined, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, but not admitted to practice in the State of Nevada. However, we are generally familiar with the Nevada Private Corporations Act (NRS 78.010 et seq.) (the "Nevada Act") as presently in effect, the Constitution of the State of Nevada, reported judicial decisions interpreting those laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the Nevada Act, the Constitution of the State of Nevada, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

CLARK, WILSON

/s/ Clark, Wilson